Exhibit 4.9
THIRD SUPPLEMENTAL INDENTURE
Third Supplemental Indenture (this “Supplemental Indenture”), dated as of December 16, 2008 among Cardtronics, Inc., a Delaware corporation (or its permitted successor) (the “Company”), the Guarantors signatory hereto and Wells Fargo Bank, National Association, a nationally chartered banking association (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 20, 2007, providing for the issuance of the Company’s 9 1/4% Senior Subordinated Notes due 2013 – Series B (the “Notes”);
WHEREAS, Section 12.04(c) of the Indenture provides that, except as set forth in Article Five, and notwithstanding clauses (i) and (ii) of Section 12.04(a), nothing contained in the Indenture shall prevent any consolidation or merger of a Guarantor with or into another Guarantor;
WHEREAS, effective December 16, 2008, Cardtronics LP, Inc., a Subsidiary of the Company and a Guarantor (“LP, Inc.”), has merged (the “Merger”) into Cardtronics GP, Inc. (“GP, Inc.”), another Subsidiary of the Company and a Guarantor, under Section 251 of the Delaware General Corporate Law (the “DGCL”), pursuant to which LP, Inc. ceased to exist as a separate entity and GP, Inc. was the surviving entity of the Merger, and, as such, possessed all property and all debts due to any of GP, Inc. and LP, Inc. and to which all debts, liabilities and duties (including under the Note Guarantee) of GP, Inc. and LP, Inc. attached;
WHEREAS, effective December 16, 2008, Cardtronics LP, a Delaware limited partnership (the “Partnership”), a Subsidiary of the Company and a Guarantor, converted (the “Conversion”) under Section 265 of the DGCL into a Delaware corporation having the name Cardtronics USA, Inc. (“CUSA”), pursuant to which Conversion for all purposes of the laws of the State of Delaware CUSA was the same entity as the Partnership, all property and all debts due to the Partnership remained vested in CUSA and all debts, liabilities and duties (including under the Note Guarantee) of the Partnership remained attached to CUSA and may be enforced against CUSA to the same extent as if said debt, liabilities and duties had originally been incurred or contracted by CUSA in its capacity as CUSA;
WHEREAS, the parties hereto wish to evidence the cessation of existence of LP, Inc. and the release of the Note Guarantee of LP, Inc. as a result of the Merger, and the conversion of the Partnership to a Delaware corporation having the name Cardtronics USA, Inc. as a result of the Conversion; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. As of the effective time of the Merger, LP, Inc. is not a Guarantor for any purposes, its Note Guarantee is released for all purposes and each notation of the Note Guarantee by LP, Inc. is now longer in effect.
3. Execution and Delivery. CUSA agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure by CUSA to endorse on each Note a notation of the Note Guarantee with its new name of Cardtronics USA, Inc.
4. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CARDTRONICS, INC., a Delaware corporation
By:	/s/ Jack M. Antonini
Jack M. Antonini, President & CEO

CARDTRONICS USA, INC., a Delaware corporation
By:	/s/ Jack M. Antonini
Jack M. Antonini, President

CARDTRONICS GP, INC., a Delaware corporation
By:	/s/ Jack M. Antonini
Jack M. Antonini, President

CARDTRONICS HOLDINGS, LLC, a Delaware limited liability company
By:	Cardtronics Inc., its sole member

By:	/s/ Michael E. Keller
	Name:	Michael E. Keller
	Title:	Secretary

ATM NATIONAL, LLC, a Delaware limited liability company
By:	Cardtronics Inc., its sole member

By:	/s/ Michael E. Keller
	Name:	Michael E. Keller
	Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

3